PRESS RELEASE

CONTACT PERSON:  Richard E. Wilber
                 717/662-2121
DATE:  December 4, 1995

     First Citizens National Bank and Meridian Bank jointly announced today that an agreement has been reached whereby First
Citizens National Bank, headquartered in Mansfield, PA, will acquire the Canton and Gillett offices of Meridian Bank, headquartered in Reading, Pennsylvania. This agreement is subject to review and approval of federal and state banking regulators. It is expected that the two offices will become part of First
Citizens'
community banking system in March 1996.

     First Citizens' President Richard Wilber stated, "We are delighted with the opportunity to serve the Gillett and Canton communities. Our bank's philosophy is rooted in local control, local decision-making and recognizing the unique character of every community we serve. First Citizens has recently emphasized its belief in community oriented banking by proclaiming the Spirit of Independence Lives On. This philosophy has been a cornerstone to our success."

     Mr. Wilber added, "The same people who have served customers in the past with their banking needs will continue to provide Canton and Gillett with quality service. Management of First Citizens will be meeting with these employees very soon to familiarize them with our bank and our community oriented philosophy. We will also be meeting with customers and community leaders to hear their suggestions and discuss how we can work with them to ensure a smooth transition."

     The Canton and Gillett offices are located in Bradford County, Pennsylvania and have deposits totaling approximately $15.5 million. First Citizens National Bank has assets of approximately $244 million and has offices in Mansfield, Blossburg, Ulysses, Genesee, Sayre, Troy and Wellsboro.

     Citizens Financial Services, Inc. is the parent company of First Citizens National Bank and is also headquartered in Mansfield, PA.